Exhibit 99.5

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$372,200	$59,925
Investments	134,782	52,278
Restricted cash	20	1,664
Accounts receivable, net of allowance of $50 and $103, respectively	5,968	3,370
Management fee due from TerreStar	320	769
Inventory	1,663	710
Prepaid expenses and other current assets	946	1,090

Total current assets	515,899	119,806

Restricted cash, long-term	2,350	4,600
Property and equipment, net	8,733	10,600
Satellite under construction	27,599	—
Intangible assets, net	57,346	61,958
Goodwill	17,498	16,936
Debt issuance costs, net	12,749	—
Other assets	3,018	2,884

Total assets	$645,192	$216,784

Liabilities and partners’ equity
Current liabilities:
Accounts payable and accrued expenses	$6,058	$6,974
Vendor note payable, current portion	236	225
Other current liabilities	118	74
Deferred revenue, current portion	4,918	4,538

Total current liabilities	11,330	11,811

Senior secured discount notes, net	451,700	—
Vendor note payable, net of current portion	350	470
Deferred revenue, net of current portion	23,343	23,243

Total liabilities	486,723	35,524
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; no shares issued or outstanding at June 30, 2006 and December 31, 2005	—	—
Common stock, $0.01 par value. Authorized 200,000,000 shares; 14,118,159 shares issued and outstanding at June 30, 2006 and December 31, 2005	141	141
Non-voting common stock, $0.01 par value. Authorized 100,000,000 shares; 25,478,273 shares issued and outstanding at June 30, 2006 and December 31, 2005	255	255
Additional paid-in capital	333,590	331,510
Deferred compensation	—	(4,420)
Accumulated other comprehensive loss	(1,628)	(1,123)
Accumulated deficit	(173,889)	(145,103)

Total stockholders’ equity	158,469	181,260

Total liabilities and stockholders’ equity	$645,192	$216,784

See accompanying notes to consolidated financial statements.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues:
Services and related revenues	$6,900	$6,587	$13,238	$13,293
Equipment sales and other revenues	2,455	873	4,260	1,357

Total revenues	9,355	7,460	17,498	14,650
Operating expenses:
Satellite operations and cost of services (exclusive of depreciation and amortization shown separately)	5,759	3,654	10,794	7,327
Next generation expenditures (exclusive of depreciation and amortization shown separately)	6,394	2,818	10,740	8,592
Sales and marketing	726	562	1,428	1,281
General and administrative	3,405	4,069	9,844	8,950
Depreciation and amortization	3,319	3,745	7,184	8,322

Total operating expenses	19,603	14,848	39,990	34,472

Loss from continuing operations before other income (expense)	(10,248)	(7,388)	(22,492)	(19,822)
Other income (expense):
Interest income	6,398	766	7,614	1,397
Interest expense	(14,928)	(29)	(15,282)	(59)
Management fee from TerreStar	409	600	1,060	600
Other, net	284	20	314	10

Loss from continuing operations before cumulative effect of change in accounting principle	(18,085)	(6,031)	(28,786)	(17,874)
Loss from TerreStar discontinued operations	—	(692)	—	(9,553)

Loss before cumulative effect of change in accounting principle	(18,085)	(6,723)	(28,786)	(27,427)
Cumulative effect of change in accounting principle	—	—	—	724

Net loss	$(18,085)	$(6,723)	$(28,786)	$(26,703)

Basic and diluted loss per share:
Continuing operations	$(0.46)	$(0.15)	$(0.73)	$(0.45)
Discontinued operations	—	(0.02)	—	(0.24)
Cumulative effect of change in accounting principle	—	—	—	0.02

Net loss per share	$(0.46)	$(0.17)	$(0.73)	$(0.67)

Basic and diluted weighted average common shares outstanding	39,596,432	39,596,432	39,596,432	39,596,432

See accompanying notes to consolidated financial statements.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six months ended June 30,
	2006	2005
Operating activities
Net loss	$(28,786)	$(26,703)
Loss from TerreStar discontinued operations	—	9,553

Loss from continuing operations	(28,786)	(17,150)
Adjustments to reconcile net loss to net cash used in operating activities:
TerreStar discontinued operations	—	113
Cumulative effect of change in accounting principle	—	(724)
Depreciation and amortization	7,184	8,322
Amortization of debt issuance costs and debt discount	15,252	—
Equity-based compensation expense	6,288	6,220
Loss on forfeiture of performance bond	2,250	—
Non-cash interest income	(1,000)	—
Other, net	(232)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,522)	(371)
Management fee due from TerreStar	449	(1,376)
Inventory	(953)	217
Prepaid expenses and other assets	(550)	(124)
Accounts payable and accrued expenses	(1,063)	(80)
Other current liabilities	44	89
Deferred revenue	(435)	(2,473)

Net cash used in operating activities	(4,074)	(7,337)

Investing activities
Purchase of property and equipment, and satellite under construction	(27,579)	(202)
Release (restriction) of cash	1,644	(6,076)
Purchases of investments	(141,243)	—
Proceeds from sales of investments	59,739	—

Net cash used in investing activities	(107,439)	(6,278)

Financing activities
Proceeds from issuance of senior secured discount notes, net	436,170	—
Payment of debt issuance costs	(13,070)	—
Principal payment on vendor note payable	(110)	(101)
Proceeds from exercise of MSV options	293	—

Net cash provided by financing activities	423,283	(101)

Effect of exchange rates on cash and cash equivalents	505	(173)
Net increase (decrease) in cash and cash equivalents	312,275	(13,889)
Cash and cash equivalents, beginning of period	59,925	129,124

Cash and cash equivalents, end of period	$372,200	$115,235

Supplemental information
Cash paid for interest	$25	$39

See accompanying notes to consolidated financial statements.

SkyTerra Communications, Inc.

(As defined in Note 1 to the Consolidated Financial Statements)

Notes to Consolidated Financial Statements (Unaudited)

1. Basis of Presentation, Organization and Nature of Business

On May 6, 2006, SkyTerra Communications, Inc. (“SkyTerra”) entered into agreements with certain other partners in Mobile Satellite Ventures LP (“MSV” or the “Company”) and the former minority stakeholders in its MSV Investors, LLC subsidiary (“MSV Investors”) that, upon closing, resulted in the consolidation of majority ownership and control of MSV and MSV’s corporate general partner, Mobile Satellite Ventures GP Inc. (“MSV GP”), by SkyTerra, as well as SkyTerra owning all of the equity interests in MSV Investors (the “MSV Exchange Transactions”). Pursuant to these agreements, on September 25, 2006, SkyTerra issued an aggregate of 39,596,432 shares of its voting and non-voting common stock to a wholly owned subsidiary of Motient Corporation (“Motient”), other limited partners of MSV and the former minority stakeholders in MSV Investors in exchange for approximately 14.2 million limited partnership interests of MSV, all of the common stock of MSV GP and all of the equity interests in MSV Investors held by these parties, resulting in SkyTerra owning 52% of MSV on a fully diluted basis and 78% of MSV GP. Pursuant to the terms of these transactions, Motient agreed to use commercially reasonable efforts to distribute 25,478,273 shares of the common stock that it received to its common stockholders as soon as practical. Prior to such distribution by Motient, these shares are non-voting. The MSV Exchange Transactions have been accounted for as a reverse acquisition under the purchase method of accounting, with MSV being treated as the accounting acquirer of SkyTerra. The determination that MSV is the accounting acquirer was based primarily on the relative voting rights of the MSV and SkyTerra shareholder groups in the combined company after the MSV Exchange Transactions and the expected composition of senior management of the combined company. Accordingly, the historical financial statements of SkyTerra prior to September 25, 2006 are the historical financial statements of MSV as a result of the MSV Exchange Transactions. The consolidated financial statements of MSV have been retroactively restated to reflect the recapitalization of MSV with the 39,596,432 shares of SkyTerra common stock issued to MSV equity holders in the MSV Exchange Transactions.

Mobile Satellite Venture LP’s predecessor company, Motient Satellite Ventures LLC, was organized as a limited liability company pursuant to the Delaware Limited Liability Company Act on June 16, 2000. On December 19, 2000, Motient Satellite Ventures LLC changed its name to Mobile Satellite Ventures LLC (“MSV LLC”). On November 26, 2001, MSV LLC was converted into a limited partnership, subject to the laws of the state of Delaware. In February 2002, the Company established TerreStar Networks Inc. (“TerreStar”), a wholly owned subsidiary, to develop business opportunities related to the planned receipt of certain licenses in the S-band radio frequency band (see Note 5). On May 11, 2005, holders of the Company’s limited partnership units exercised previously distributed rights to acquire all of the shares of TerreStar owned by the Company. As a result of this transaction, TerreStar is no longer a subsidiary of the Company. The assets and liabilities and operating performance of the TerreStar business are classified as TerreStar discontinued operations in the accompanying consolidated financial statements (see Note 5).

The Company provides mobile satellite and communications services to individual and corporate customers in the United States and Canada via its own satellite and leased satellite capacity. The Company is also engaged in planning, developing, and constructing a next generation integrated satellite-based network. The Company’s operations are subject to significant risks and uncertainties including technological, competitive, financial, operational, and regulatory risks associated with the wireless communications business. Uncertainties also exist regarding the Company’s ability to raise additional debt and equity financing and the ultimate profitability of the Company’s proposed next generation integrated satellite-terrestrial network. The Company will require substantial additional capital resources to construct its next generation integrated satellite-terrestrial network.

The accompanying unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and all variable interest entities for which the Company is the primary beneficiary prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). All intercompany accounts are eliminated upon consolidation.

In the Company’s opinion, the accompanying unaudited consolidated financial statements reflect all necessary adjustments, consisting of only normal and recurring nature, necessary for fair presentation of the financial position and results of operations for the periods presented. Operating results for the three and six months ended June 30, 2006 are not necessarily indicative of the results to be expected for any subsequent interim period or for the fiscal year. The accompanying condensed consolidated financial statements are unaudited and should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2005.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates affecting the consolidated financial statements include management’s judgments regarding the allowance for doubtful accounts, useful lives for its long-lived assets, future cash flows expected from long-lived assets, accrued expenses, the fair value of the Company’s limited partnership units for purposes of accounting for equity-based compensation. Actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue primarily through the sale of wireless airtime service and equipment. The Company recognizes revenue when the services are performed or delivery has occurred, evidence of an arrangement exists, the fee is fixed and determinable, and collectibility is probable. The Company receives activation fees related to initial registration for retail customers. Revenue from activation fees is deferred and recognized ratably over the customer’s contractual service period, generally one year. The Company records equipment sales upon transfer of title and accordingly recognizes revenue upon shipment to the customer.

Next Generation Expenditures

The Company classifies costs it incurs related to the development and deployment of its next generation integrated satellite-terrestrial network as next generation expenditures in the accompanying consolidated statements of operations in order to distinguish these costs from the costs related to its existing satellite-only Mobile Satellite Service (“MSS”). Next generation expenditures include costs associated with the Company’s next generation integrated satellite-terrestrial network as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Employee-related costs	$2,076	$1,323	$4,154	$3,865
Legal and regulatory fees	3,130	669	4,094	1,494
Research and development expenses	105	459	347	2,296
Professional and consulting expenses	658	333	1,089	664
Patent costs and fees	425	34	1,056	273

Total next generation expenditures	$6,394	$2,818	$10,740	$8,592

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income (loss) refers to gains and losses that under GAAP are included in comprehensive income (loss), but excluded from net income (loss).

The components of other comprehensive loss were as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net loss	$(18,085)	$(6,723)	$(28,786)	$(26,703)
Unrealized gain in market value of derivative instruments	—	(24)	—	(36)
Foreign currency translation adjustment	(572)	(329)	(505)	(356)

Comprehensive loss	$(18,657)	$(7,076)	$(29,291)	$(27,095)

Equity-Based Compensation

In December 2001, the Company adopted a unit option incentive plan (“Unit Option Incentive Plan”), which allows for the granting of options and other unit based awards to employees and directors upon approval by the Board of Directors. Options to acquire units generally vest over a three-year period and have a 10-year life. As of June 30, 2006, the total options or other unit based awards available for grant were 6.5 million. As the MSV options and restricted units were not included in the MSV Exchange Transactions described in Note 1, all options and restricted units granted by MSV remain outstanding. Upon exercise of the options, an option holder will receive a limited partner unit of MSV.

In periods prior to January 1, 2006, the Company accounted for employee equity-based compensation using the intrinsic value method as prescribed in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. The Company has granted options with exercise prices less than the fair market value of the units underlying employee options on the date of grant. The Company accounted for equity-based compensation awarded to non-employees as prescribed in SFAS No. 123, Accounting for Stock issued to Employees, and its related interpretations. In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123, supersedes APB Opinion No. 25, and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company adopted SFAS No. 123(R) using the prospective method, as the Company previously used the minimum-value method for disclosure purposes. The new standard was adopted by the Company on January 1, 2006. The Company recognizes equity-based compensation expense on a straight-line basis over the requisite service period for the entire award. Upon the adoption of SFAS No. 123(R), the Company reclassified the deferred compensation of $4.4 million as of December 31, 2005 to stockholders’ equity.

The fair value of each equity-based award is estimated on the date of grant using the Black-Scholes-Merton option valuation model. The assumptions used in the Black-Scholes-Merton model were determined as described below. As MSV’s equity securities are not publicly traded, management used the median historical volatility of the public securities of three comparable companies. Those companies were selected as their value is predominantly derived from similar asset holdings. Using this methodology, the weighted average volatility for grants made during the six months ended June 30, 2006 was 47.7%. The expected term of option awards was determined using the “short-cut approach” prescribed by Staff Accounting Bulletin Topic 14.D.2, as the Company does not believe its historical data is sufficient or reliable for purposes of estimating the expected term of new grants. Based on the “short-cut approach” the estimated term was calculated to be six years. During the six months ended June 30, 2006, the risk-free rate ranged from 4.2% to 4.8% and was based on U.S. Treasury yields for securities with similar terms. The Company assumed a dividend rate of 0%.

Additionally, as an input to the determination of the fair value of equity-based awards, the Company determines the fair value of units underlying the equity-based awards (“Limited Investor Units”), which requires complex and subjective judgments. The Company utilized a market approach to estimate the fair value of Limited Investor Units at each date on which equity-based awards were granted. The market approach uses an analysis of the observable market price of equity instruments for companies with similar assets and businesses. The Company estimated the value of a Limited Investor Unit based on the values implied for partnership units (“Common Units”) held by limited partners, which hold significant interests in the Company, and whose equity securities are publicly traded. In order to derive the amount of the publicly traded security’s value attributable to the Common Units, the Company used a market approach to estimate the value of other equity investments and assets owned by the respective limited partner, and therefore included in the public equity value of those securities. The Company made adjustments to account for the differences in volatility and liquidity between the publicly traded reference securities and a private Common Unit. The Company determined the estimated value of a Limited Investor Unit by making further adjustments to account for differences in rights attributable to a Common Unit as compared to those of a Limited Investor Unit. There is inherent uncertainty in making these judgments and estimates.

The Company will continue to record equity-based compensation expense for unvested options that were outstanding as of December 31, 2005 under the intrinsic value method under APB Opinion No. 25. Such compensation totaled approximately $188,000 for the six months ended June 30, 2006. In addition, for the six months ended June 30, 2006, the Company recognized compensation expense of $951,000 for grants of TerreStar options to certain employees of the Company made prior to the spin-off of TerreStar (see Note 5). For all options granted subsequent to January 1, 2006, the Company recorded equity-based compensation expense under the provisions of SFAS No. 123(R), which was approximately $1.5 million for the six months ended June 30, 2006. Additionally, during the three months ended March 31, 2006 approximately $3.5 million of compensation expense was recorded under SFAS No. 123(R) related to the modification of an executive’s employment agreement (see Note 4).

The total compensation expense recorded during the six months ended June 30, 2006 and 2005 was approximately $6.3 million and $6.2 million, respectively, for all equity-based awards accounted for under either SFAS No. 123(R) or APB Opinion No. 25, as appropriate. The adoption of SFAS No. 123(R) did not impact the Company’s cash flows.

The Company’s option activity under the Unit Option Incentive Plan as of June 30, 2006 and changes during the six months then ended follows:

Unit Options	Number of Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at January 1, 2006	4,987,205	$9.49
Granted	514,000	56.33
Canceled	(43,050)	49.19
Exercised	(45,455)	6.45

Outstanding at June 30, 2006	5,412,700	$13.70	7.31

Exercisable at June 30, 2006	3,925,750	$7.22	6.90

The weighted-average grant-date fair value was $19.76 during the six months ended June 30, 2006 and the weighted average intrinsic value during the six months ended June 30, 2005 was $11.72. The total intrinsic value of options exercised during the six months ended June 30, 2005 and 2006 was $0 and $1.7 million, respectively. The aggregate intrinsic value of options outstanding as of June 30, 2006 was approximately $217.1 million. As of June 30, 2006, the total compensation cost related to non-vested unit options not yet recognized was approximately $10.1 million, which is expected to be recognized over the weighted-average period of approximately 2.25 years.

The Company’s restricted unit activity under the Unit Option Incentive Plan as of June 30, 2006 and changes during the six months then ended follows:

Restricted Units	Number of Units
Restricted units outstanding at January 1, 2006	—
Granted	50,000

Restricted units as of June 30, 2006	50,000

Approximately $144,000 of equity-based compensation expense was recorded in the six months ended June 30, 2006 for the award of 50,000 restricted units to an executive. This restricted unit award is accounted for under the provisions of SFAS 123(R) and is recognized as a liability and included in accounts payable and accrued expenses in the accompanying consolidated balance sheets. This restricted unit award will vest over five years; 20,000 units will vest after the second anniversary of the grant date and 10,000 units will vest annually thereafter, subject to certain acceleration provisions. As the restricted unit award vests, the Company is obligated to issue restricted units (or successor equity), if such restricted units or successor equity are then publicly traded. If the restricted units or successor equity are not publicly traded, payment equal to fair value shall be in cash, unless agreed otherwise.

The weighted average grant date fair value of restricted unit grants made during six months ended June 30, 2006 was $33.60. As of June 30, 2006, the total estimated equity-based compensation expense related to non-vested unit options not yet recognized is approximately $1.5 million, which is expected to be recognized over a period of 4.5 years. This amount may increase or decrease based on the fair value of MSV’s partnership units, as the award is “marked to market” at the end of each reporting period.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution from the exercise or conversion of securities into common stock. For each of the three and six months ended June 30, 2006 and 2005, the effect of the exercise or conversion of securities into common stock was excluded from the computation of diluted earnings (loss) per share, as such effect would be antidilutive.

2. Long-Term Debt

The table below shows the components of the Company’s long-term debt as of the dates indicated.

	As of June 30, 2006	As of December 31, 2005
Senior secured discount notes, net	$451,700	$—
Vendor note payable, net of current portion	350	470

Total long term debt	$452,050	$470

In February 2003, the Company entered into an agreement with a satellite communications provider that is a related party (the “Vendor”) for the construction and procurement of a ground station. The Vendor provided financing for this project totaling approximately $1.0 million at an interest rate of 9.5%.

In March 2006, the Company and its wholly-owned subsidiary, MSV Finance Co., a Delaware corporation, issued Senior Secured Discount Notes, with an aggregate principal amount of $750.0 million at maturity, generating gross proceeds of $436.2 million. The Company and MSV Finance Co. are jointly and severally liable for all obligations under the Senior Secured Discount Notes. All of the Company’s domestic subsidiaries, Mobile Satellite Ventures Corp. (a Canadian subsidiary) and Mobile Satellite Ventures (Canada) Inc. (“MSV Canada”), a consolidated variable interest entity for which the Company is the primary beneficiary, jointly and severally guarantee the Senior Secured Discount Notes. Interest on the notes will accrete from the issue date at a rate of 14.0% per annum, until they reach full principal amount at April 1, 2010). The Company will be required to accrue and pay cash interest on the notes for all periods after April 1, 2010 at a rate of 14.0% per annum, and cash interest payments will be payable in arrears semiannually on April 1 and October 1, commencing on October 1, 2010. The Senior Secured Discount Notes will mature on April 1, 2013. The Company may redeem some or all of the Senior Secured Discount Notes anytime after April 1, 2010 at a redemption price starting at 107% of the accreted value of the Senior Secured Discount Notes and declining to par after April 1, 2012. In addition, at any time before April 1, 2009, the Company may redeem up to 35% of the aggregate principal amount at maturity of the Senior Secured Discount Notes with the net proceeds of certain equity offerings at a redemption price equal to 114.0% of the accreted value of the Senior Secured Discount Notes plus interest, if any, if at least 65% of the originally issued aggregate principal amount of the Senior Secured Discount Notes remain outstanding. At any time before April 1, 2010, the Company may redeem all or a portion of the Senior Secured Discount Notes on one or more occasions at a redemption price equal to 100% of the accreted value plus a premium computed using a discount rate equal to the rate on United States Treasury securities maturing on or about April 1, 2010 plus 50 basis points. Upon the occurrence of certain change of control events, each holder of Senior Secured Discount Notes may require the Company to repurchase all or a portion of its Senior Secured Discount Notes at a price of 101% of the accreted value, plus, after April 1, 2010, accrued interest. The Senior Secured Discount Notes are secured by substantially all of the Company’s assets and rank equally in right of payment with the Company’s vendor note payable.

The terms of the Senior Secured Discount Notes require the Company to comply with certain covenants that restrict some of the Company’s corporate activities, including the Company’s ability to incur additional debt, pay dividends, create liens, make investments, sell assets, make capital expenditures, repurchase equity or subordinated debt, and engage in specified transactions with affiliates. In the event that the Company incurs additional debt not otherwise permitted under the terms of the Senior Secured Discount Notes, it is required to maintain a minimum leverage ration of 6.0 to 1.0. Noncompliance with any of the covenants without cure or waiver would constitute an event of default under the Senior Secured Discount Notes. An event of default resulting from a breach of a covenant may result, at the option of the lenders, in an acceleration of the principal and interest outstanding. The Senior Secured Discount Notes also contain other customary events of default (subject to specified grace periods), including defaults based on events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due. The Company was in compliance with the covenants of the Senior Secured Discount Notes as of June 30, 2006.

In connection with the closing of the Senior Secured Discount Notes in March 2006, the Company incurred approximately $13.1 million in financing costs. These financing costs were deferred and are being amortized using the effective interest method over the life of the Senior Secured Discount Notes.

3. Regulatory Matters

During 2001, Motient applied to the Federal Communications Commission (“FCC”) to transfer licenses and authorizations related to its L-Band MSS system to MSV. This transfer was approved in November 2001. In connection with this application, Motient sought FCC authority to launch and operate a next generation integrated satellite-terrestrial network that will include the deployment of satellites and terrestrial base stations operating in the same frequencies. In February 2003, the FCC adopted general rules based on the Company’s proposal to develop a next generation integrated satellite-terrestrial network, subject to the requirement that the Company file an additional application for a specific ancillary terrestrial component (“ATC”) consistent with the broader guidelines issued in the February 2003 order.

The Company believes that the ruling allows for significant commercial opportunity related to the Company’s next generation integrated satellite-terrestrial network. Both proponents and opponents of ATC, including the Company, asked the FCC to reconsider the rules adopted in the February 2003 order. Opponents of the ruling advocated changes that could adversely impact the Company’s business plans. The Company also sought certain corrections and relaxations of technical standards that would further enhance the commercial viability of the next generation integrated satellite-terrestrial network. The FCC issued an order on reconsideration of the February 2003 order in February 2005. The FCC granted some of the corrections and relaxations of technical standards the Company has advocated and has rejected the requests for changes advocated by opponents of the FCC’s February 2003 order.

In November 2003, the Company applied for authority to operate ATC in conjunction with the current and next generation satellites of the Company and MSV Canada. The FCC’s International Bureau granted this authorization, in part, in November 2004 and deferred certain issues to the FCC’s rule-making proceeding, which was resolved in February 2005. One opponent of the Company’s application has asked the FCC to review the Company’s ATC authorization. This challenge is pending. The Company has also filed an application to modify its ATC authorization. Only one party has filed comments in opposition to this application. This application is pending. The Company also received authorization to construct, launch, and operate two satellites from the FCC. MSV Canada has also received authorization from Industry Canada to construct, launch, and operate a satellite. Pursuant to the existing satellite licenses, the Company and MSV Canada must meet certain milestone dates for two North American satellites. In January 2006, MSV entered into a contract with Boeing to construct three satellites, one of which was designated to fulfill a South American authorization held by MSV, and the other two as required by the FCC and Industry Canada milestone requirements for the North American satellite authorizations. The FCC has ruled that MSV is compliant with this milestone requirement. One party has challenged this finding. Industry Canada has ruled that MSV Canada has met its first milestone with regard to design specifications.

There can be no assurance that, following the conclusion of the rule-making and the other legal challenges, the Company will have authority to operate a commercially viable next generation integrated satellite-based network.

4. Commitments and Contingencies

Leases

In February 2006, the Company entered into an amended and restated lease agreement, which is accounted for as an operating lease that provides for, among other things, an extension of the term and expansion of its premises in Reston, Virginia. As a result of this amendment, the Company’s lease obligations are as follows for the years ending December 31, (in thousands):

2006	$1,905
2007	2,046
2008	2,025
2009	1,703
2010	1,751
Thereafter	298

$9,728

L-Band Satellite System Contract

The Company has entered into a fixed price contract with Boeing Satellite Systems Inc. (“Boeing”) to construct a satellite system that consists of a space segment and ground segment. Boeing is responsible for the comprehensive design, development, construction, manufacturing, testing, and installation of the satellite system, providing satellite launch support and other services related to mission operations and system training.

Under the terms of the contract, the Company will purchase up to three satellites with an option for one additional satellite that must be exercised no later than July 1, 2008. Each satellite is contracted to have a mission life of 15 years with a portion of the contract value payable if certain performance incentives are met, paid over the intended 15-year operating life. Under the Company’s contract with Boeing, Boeing has a first lien on each satellite and related work until title and risk of loss transfers to the Company upon launch.

On May 19, 2006 the Company entered into a letter agreement outlining the terms of an amendment to its satellite construction contract with Boeing. These restructured terms contemplate changes in the construction, delivery, and operational schedule for the three satellite-based networks such that Boeing is constructing two satellites on an accelerated schedule and incorporating the ability for the Company to defer the construction start and the associated payments related to the third satellite. Such letter agreement, when finalized, may result in the potential loss of certain amounts that have been previously capitalized, although management believes that such potential loss is not probable, and if such loss were to occur, would not have a material impact on the Company’s financial position or results of operations. The two North American satellites have been accelerated by approximately 8 months and the South American satellite (“MSV-SA”) has been moved to the third delivery position. As a result of this letter agreement, the Company surrendered its FCC authorization for MSV-SA to the FCC. To pursue construction and delivery of MSV-SA on the amended schedule, the Company will be required to obtain a new FCC authorization for such satellite. In connection with the surrender of the license, the Company anticipates it will forfeit the $2.25 million remaining balance on the performance bond associated with that authorization. This resulted in a write-off of $2.25 million of the restricted cash balance in June 2006, which is included in next generation expenditures in the accompanying consolidated statements of operations.

If the Company elects to terminate the Boeing contract in whole or in part, the Company will be subject to termination liability charges that are in excess of contractual payments made prior to the termination date. The additional termination charges vary based upon the portion of the program being terminated and the state of completion of the terminated portion. In-part termination charges are spread over the remaining satellite payment milestones, while a full program termination charge is due upon termination. Upon execution of the amendment described above, the Company expects these charges after July 9, 2006, will range from approximately $25 million to $160 million, declining in late 2007. If the Company elects not to start full construction on MSV-SA prior to November 8, 2007, it will be considered an in-part termination. The Company also has an option to defer certain contractual payments with any deferrals to be repaid in full prior to satellite shipment.

The Company has continued to make payments to Boeing under the original contract, as accelerated, and contemplated in the letter agreement. As a result of the amendment there will be a revised payment plan. The Company expects future maximum contractual payments under this contract, including all potential performance incentives and related interest payments on the incentives, not including options or full construction for MSV-SA, are as follows for the years ended December 31, (in thousands):

2006	$88,360
2007	267,270
2008	190,690
2009	74,970
2010	14,056
Thereafter	178,532

$813,878

Litigation and Claims

The Company is periodically a party to lawsuits and claims in the normal course of business. While the outcome of the lawsuits and claims against the Company cannot be predicted with certainty, management believes that the ultimate resolution of the matters will not have a material adverse effect on the financial position or results of operations of the Company.

Executive Employment Agreements

Certain executives have employment agreements that provide for severance and other benefits, as well as acceleration of option vesting in certain circumstances following a change of control, as defined. The agreement for one executive entitles that executive to a severance payment equal to 1.5 times the executive’s prior-year salary and bonus as well as acceleration of vesting for options currently held by the executive, should the executive terminate employment within the period defined in the agreement (originally six months following a change of control). During 2005, the Company’s Compensation Committee of the Board of Directors determined that a “Change of Control” of the Company, as defined in the Unit Option Incentive Plan, had occurred. This interpretation was related to Motient’s acquisition, in February 2005, of MSV interests previously held by other MSV limited partners. Based on the Change of Control, this executive could terminate employment and trigger the severance and option vesting portions of the executive agreement.

On February 9, 2006 the Compensation Committee of the Board of Directors approved a modification to the agreement to extend the executive’s ability to exercise this Change of Control provision to February 9, 2007. Under SFAS No.123(R), this modification triggered the recognition of expense during the three months ended March 31, 2006 of approximately $3.4 million during the six months ended June 30, 2006. The executive has not elected to terminate employment, and accordingly, no amounts have been accrued for a severance payment.

Other Agreements

In September 2005, the Company entered into an agreement with a third-party that will provide the Company with rights to the use of certain intangible assets in future periods. The Company has prepaid approximately $3.0 million related to this agreement, $2.7 million of which is included in other assets, net of amortization, and $150,000 included in prepaid expenses and other current assets as of June 30, 2006, in the accompanying consolidated balance sheets. The Company has also agreed to provide additional annual payments of approximately $158,000 for the remainder of the contract. The Company is amortizing the costs of the contract ratably over the 20-year term of the agreement.

5. TerreStar Discontinued Operations

In February 2002, the Company established TerreStar, as a wholly owned subsidiary, to develop business opportunities related to the planned receipt of certain licenses in the S-band. TMI Communications and Company, Limited Partnership holds the approval in principle issued by Industry Canada for an S-Band space station authorization and related spectrum licenses for the provision of MSS in the S-band as well as an authorization from the FCC for the provision of MSS in the S-band. These authorizations are subject to FCC and Industry Canada milestones relating to construction, launch, and operational date of the system. TMI plans to transfer the Canadian authorization to an entity that is eligible to hold the Canadian authorization and in which TerreStar and/or TMI will have an interest, subject to obtaining the necessary Canadian regulatory approvals.

On May 11, 2005, the Company’s limited partners exchanged previously distributed rights to acquire all of the shares of TerreStar owned by the Company. As a result of this transaction, TerreStar is no longer a subsidiary of the Company. The assets and liabilities and operating results of the TerreStar business are classified as TerreStar discontinued operations in the accompanying consolidated financial statements.